                                                                 EXHIBIT 99.9(g)


                                SERVICE AGREEMENT

        This Agreement is made as of                         , 1997, by and
among The MainStay Funds (the "Funds"), a Massachusetts business trust; New York Life Benefit Services, Inc. (the "Service Organization"), a Massachusetts corporation; and NYLIFE Distributors Inc. ("Distributors"), a New York corporation and the distributor for the Funds.

                                    RECITALS

        WHEREAS, Service Organization desires to provide administrative services and functions comprised of, but not limited to, certain recordkeeping, reporting and processing services for certain defined contribution, other employee benefit plans and other retirement investment programs (the "Plans"), which services include processing and transfer arrangements for the investment and reinvestment of Plan assets in Funds specified by an investment advisor, sponsor or administrative committee of the Plan (a "Plan Representative") generally upon the direction of Plan beneficiaries (the "Participants").

        WHEREAS, Service Organization and Distributors desire to facilitate the purchase and redemption of shares of the Funds on behalf of the Plans and their Participants through one account in each Fund (an "Account") to be maintained of record by Service Organization as nominee of the Plan, subject to the terms and conditions of this Agreement.

        NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties agree as follows:

        1.      Performance of Services. Service Organization agrees to perform
                -----------------------
the administrative functions and services specified in Schedule A attached hereto with respect to the shares of the Funds owned by the Plans and included in the Accounts (the "Services") as may be requested by the Plans.

        2.      The Accounts.
                ------------

        (a) Each Account will be opened upon completion of the application forms then applicable to the desired Fund. In connection with each Account, Service Organization represents and warrants that it is authorized to act on behalf of each Plan effecting transactions in the Account in connection with the Services pursuant to an agreement with the Plan Representative, and it is satisfied that the person or persons who signed Service Organization's contracts with the Plan were themselves properly authorized by the Plan and the entity which they represent.

        (b)     The Funds shall designate each Account with an account
        number. Account numbers will be the means of identification when the parties are transacting in the Accounts. The assets in the Accounts are assets of the Plans and are segregated from Service Organization's own assets. Distributors agrees to cause the Accounts to be kept open on each Fund's books regardless of a lack of activity or small position size except to
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        the extent Service Organization takes specific action to close an
        Account or to the extent the Fund's prospectus reserves the right to close accounts which are inactive or of a small position size. In the latter two cases, Distributors will give prior notice to Service Organization before closing an Account.

        (c) Service Organization agrees to provide Distributors, by the 1st day of each month, with (i) a report which indicates the number of Participants that hold, through a Plan, interests in each Account as of the last day of the prior month and (ii) such other information as Distributors may reasonably request concerning such Participants as may be necessary or advisable to enable Distributors to comply with applicable laws, including state "Blue Sky" laws relating to the sales of Fund shares to the Accounts.

        3.      Pricing Information. For each Fund, Distributors shall use its
                -------------------
best efforts to furnish to the Service Organization its pricing information, by facsimile or other electronic transmission acceptable to Service Organization, including closing net asset value, net change in closing net asset value between the prior business day and current business day and, in the case of those Funds for which such information is calculated, the daily accrual for interest rate factor (mil rate), determined at the close of regular trading each day that such Fund is open (each such day, a "Business Day") by 6:00 p.m. Eastern time on such business day.

        4.      Price Errors.
                ------------

                (a) In the event adjustments are required to correct any error in the computation of the net asset value of Fund shares, Distributors shall notify Service Organization as soon as practicable after discovering the need for those adjustments which result in a reimbursement to an Account in accordance with such Fund's then current policies on reimbursement. Notification may be made via facsimile or via direct or indirect systems access. Any such notification shall be promptly followed by a letter written on Distributors' letterhead stating for each day for which an error occurred the incorrect price, the correct price, and, to the extent communicated to the Fund's shareholders, the reason for the price change.

                (b) If an Account received amounts in excess of the amounts to which it otherwise would have been entitled prior to an adjustment for an error, Service Organization, when requested by Distributors, will use reasonable efforts to collect such excess amounts from the applicable Plans.

                (c) If an adjustment is to be made in accordance with subsection 4(a) above to correct an error which has caused an Account to receive an amount less than that to which it is entitled, Distributors shall make all necessary adjustments (within the parameters specified in subsection 4(a)) to the number of shares owned in the Account and distribute to the Plan the amount of such underpayment for credit to the Participants' subaccounts.

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        5.      Purchase and Redemption Orders. On each Business Day, Service
                ------------------------------
Organization, through Distributors, shall aggregate and calculate the net purchase and redemption orders for each Plan from Participants or Plan Representatives for shares of a Fund that it received prior to 4:00 p.m., Eastern time (i.e., the close of trading), and communicate to Distributors, by telephone or facsimile (or by such other means as the parties hereto may agree to in writing), the net aggregate purchase or redemption order (if any) for each Account for such Business Day (such Business Day is sometimes referred to herein as the "Trade Date"). Service Organization, through Distributors, will communicate such orders to the Funds prior to 9:00 a.m., Eastern time, on the next Business Day following the Trade Date. All trades communicated to Distributors by the foregoing deadline shall be treated by Distributors as if they were received by Distributors prior to 4:00 p.m., Eastern time, on the Trade Date.

        6.      Settlement of Transactions.
                --------------------------
                (a)     Purchases. Service Organization, through Distributors,
                        ---------
        will wire or arrange for the wire of, the purchase price of each purchase order to the custodian for the Funds in accordance with written instructions provided by Distributors to Service Organization so that either (1) such funds are received by the custodian for the Fund prior to 11:30 a.m., Eastern time, on the next business day following the Trade Date, or (2) Distributors is provided with a Federal Funds wire system reference number prior to such 11:30 a.m. deadline evidencing the entry of the wire transfer of the purchase price to the custodian into the Federal Funds wire system prior to such time. For purposes of determining the length of settlement, Service Organization agrees to treat the Funds no less favorably than other funds being purchased by the Plans. Service Organization agrees that if (i) the wire for payment of purchase price is not received by the custodian for the Funds before such 11:30 a.m. deadline or (ii) Distributors fails to receive the Federal Funds wire system reference number for such transfer prior to such 11:30 a.m. deadline, it will indemnify and hold harmless Distributors and/or the Fund for which such purchase order was placed from any liabilities, costs and damages either may suffer as a result of such failure.

                (b)     Redemptions. Distributors will use its best efforts to
                        -----------
        cause to be transmitted to such custodial account as Service Organization shall direct in writing, the proceeds of all redemption orders placed by the Service Organization by 9:00 a.m., Eastern time, on the Business Day immediately following the Trade Date, by wire transfer on that Business Day. Should Distributors need to extend the settlement on a trade, it will contact Service Organization to discuss the extension. For purposes of determining the length of settlement, Distributors agrees to treat the Accounts no less favorably than other shareholders of the Funds. Each wire transfer of redemption proceeds shall indicate, on the Federal Fund wire system the amount thereof attributable to each Fund; provided, however, that if the number of entries would be too great to be transmitted through the Federal Funds wire system, Distributors shall, on the day the wire is sent, fax such entries to Service Organization or if possible, send via direct or indirect systems access until otherwise directed by Service Organization in writing.

        7.      Agency. Distributors hereby appoints Service Organization as its
                ------
agent for the limited purpose of accepting purchase and redemption instructions from the Plans and their Participants for the purchase and redemption of shares of the Funds by Service Organization on behalf of each Plan.

        8.      Maintenance of Records.
                ----------------------

                (a) Recordkeeping and other administrative services to Participants shall be the responsibility of the Service Organization and shall not be the responsibility of the Funds or Distributors. Neither the Funds nor Distributors shall maintain separate accounts or records for Participants. Service Organization shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Services and in making shares of the Funds available to the Plans.

                (b) Upon request of Distributors, Service Organization shall provide copies of all the historical records relating to transactions between the Funds and the Plans, written communications regarding the Funds to or from the Plans and other materials, in each case (1) as are maintained by Service Organization in the ordinary course of its business, and (2) as may reasonably be requested to enable Distributors, or its representatives, including without limitation its auditors or legal counsel, to (A) monitor and review the Services, (B) comply with any request of a governmental body or self-regulatory organization or the Plans, (C) verify compliance by the Service Organization with the terms of this Agreement, (D) make required regulatory reports, or (E) perform general customer supervision. Service Organization agrees that it will permit Distributors or its representatives to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the Services.

                (c) The parties agree to cooperate in good faith in providing records to one another pursuant to this Section 8.

        9.      Account Activity and Distribution Information.
                ---------------------------------------------

                (a) Distributors will provide Service Organization (1) confirmations of Account activity prepared in accordance with Rule 10b-10 under the Securities Exchange Act of 1934 within five Business Days after each day on which a purchase or redemption of Shares is effected for an Account, (2) statements detailing activity in each Account no less frequently than monthly, and (3) such other information as may be reasonably requested by Service Organization, including such information as is reasonably necessary to verify the receipt and accurate processing of all purchase and redemption orders placed by Service Organization. Where reasonably possible, Distributors will provide Service

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        Organization with direct or indirect systems access to Distributors'
        systems for obtaining such information.

                (b) As to each Fund, Distributors shall provide Service Organization with all distribution announcement information as soon as it is announced by each Fund. The distribution information shall set forth ex-dates, record date, payable date, distribution rate per share, record date share balances, cash and reinvested payment amounts and all other information reasonably requested by Service Organization. Where possible, Distributors shall provide Service Organization and its affiliates with direct or indirect systems access to Distributors' systems for obtaining such distribution information.

                (c) All dividends and capital gains distributions will be automatically reinvested on the payable date at net asset value in accordance with each Fund's then current prospectus.

        10.     Proxies. Service Organization will distribute, or arrange for
                -------
the distribution of, all proxy material furnished by the Funds to each Plan and will use its best efforts to cause to be voted the Plans' shares as directed by the Plan Representatives. Service Organization and its agents will in no way recommend action in connection with or oppose or interfere with the solicitation of such proxies.

        11.     Fund Expenses. Service Organization shall not bear any of the
                -------------
expenses for the cost of registration of the Funds' shares, preparation of the Funds' prospectuses, proxy materials and reports, and the preparation of other related statements and notices required by law.

        12.     Plan and Participant Communications. Distributors shall, as
                -----------------------------------
applicable, provide in bulk to Service Organization or its authorized representative, at a single address and at no expense to Service Organization, the following shareholder communication materials prepared for circulation to shareholders of record of a Fund in quantities requested by Service Organization which are sufficient to allow mailing thereof by Service Organization or a Plan Representative and, to the extent required by applicable law, to all
Participants: proxy or information statements, annual reports, semi-annual reports, and all updated prospectuses, supplements and amendments thereof. Neither the Funds nor Distributors shall be responsible for the cost of distributing such materials to Plan Representatives or Participants unless such materials are required by applicable law to be distributed to such persons.

        13.     Compliance with Laws.
                --------------------

                (a) Distributors shall comply with all laws, rules and regulations applicable to them by virtue of entering into this Agreement including, but not limited to: (1) any information contained in any prospectus, registration statements, annual report, proxy statement, or item of advertising or marketing material prepared by Distributors of, or

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        relating to, any Fund, and (2) the registration or qualification of any shares of any Fund under any federal or applicable state laws.

                (b) Service Organization shall comply with all laws, rules and regulations applicable to it by virtue of entering into this Agreement including, but not limited to: (1) the Services, (2) the services which the Service Organization provides to the Plans, (3) the responsibilities and duties of Service Organization to the Plans, (4) all sales literature prepared by Service Organization, its affiliates or agents relating to Distributors or any Funds, and (5) the activities, if any, of Service Organization, its affiliates relating to the decisions of Participants to have the Plans purchase Fund shares.

                (c) Each party hereto is entitled to rely on any written records or instructions provided to it by the other party.

        14.     Indemnification.
                ---------------

                (a) Service Organization shall indemnify, defend and hold harmless Distributors and each Fund and each of their affiliates, directors, officers, employees and agents and each person who controls them within the meaning, of the Securities Act of 1933, as amended, ("Fund Indemnities") from and against any and all losses, claims, damages, liabilities and expenses (including reasonable attorney's fees) they incur ("Losses") insofar as such Losses arise out of or are based upon (1) the provision of Services by Service Organization, (2) Service Organization's negligence, willful misconduct or violation of applicable law in the performance of its duties and obligations under this Agreement, (3) any breach by Service Organization of any material provisions of this Agreement (including the failure to wire funds or provide the Federal Funds reference number thereof by the deadline established in Section 6(a) hereof, and (4) any material breach by Service Organization of a representation, warranty or covenant made by it in this Agreement. Service Organization shall also reimburse the Fund Indemnities for any legal or other expenses reasonably incurred by them in connection with investigating or defending against such Losses. This indemnity agreement is in addition to any other liability which Service Organization may otherwise have.

                (b) Distributors shall indemnify, defend and hold harmless Service Organization, its affiliates and each of their respective directors, officers, employees and agents and each person who controls it within the meaning of the Securities Act of 1933, as amended, (the "Service Organization Indemnities") from and against any and all Losses insofar as such Losses arise out of or are based upon (1) Distributors' negligence, willful misconduct or violation of applicable law in the performance of their duties and obligations under this Agreement, (2) any breach by Distributors of any material provision of this Agreement,
        (3) any untrue or alleged untrue statement of a material fact contained in the prospectus or statement of additional information of any Fund or any promotional material or other information furnished to Service Organization, in writing, for distribution to the Plans, or any omission or alleged omission to state a material fact necessary to make the facts stated therein not misleading, and (4) any material breach by Distributors of a representation, warranty or covenant made in this Agreement. Distributors shall also reimburse the Service Organization Indemnities for any legal or other expenses reasonably incurred by them in connection with investigating or defending against such Losses. This indemnity agreement is in addition to any other liability which Distributors may otherwise have.

                (c) Promptly after receipt by a party entitled to indemnification under this Section 14 (an "Indemnified Party") of notice of the commencement of an investigation, action, claim or proceeding, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any Indemnified Party otherwise than under this Section. In case any such action is brought against any Indemnified Party, and it notified the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such Indemnified Party. After notice from the indemnifying party of its intention to assume the defense of an action, the Indemnified Party shall bear the expenses of any additional counsel obtained by it, and the indemnifying party shall not be liable to such Indemnified Party under this Section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. The Indemnified Party may not settle any action without the written consent of the indemnifying party. The indemnifying party may not settle any action without the written consent of the Indemnified Party unless such settlement completely and finally releases the Indemnified Party from any and all liability. In either event, consent shall not be unreasonably withheld.

        15.     Fees. In consideration for the Services to be provided, Service
                ----
Organization will be entitled to receive from the Funds such fees and reimbursement for out of pocket expenses as the Funds and the Service Organization shall agree to from time to time and as set forth in Schedule B to this Agreement. The parties agree that the fees are solely for shareholder servicing and other administrative services provided by the Service Organization and its affiliates and do not constitute payment in any manner for investment advisory, distribution, trustee, or custodial services.

        16.     Representations and Warranties.
                ------------------------------

                (a) Distributors. Distributors hereby represents and warrants to Service Organization:

                        (1) It has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement and the person executing this Agreement on its behalf is duly authorized and empowered to execute and deliver this Agreement;

                        (2) This Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms;

                        (3) No consent or authorization of, filing with, or other act by or in respect of any governmental authority, is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

                        (4) The execution, performance and delivery of this Agreement by Distributors, as the case may be, will not result in it violating any applicable law or breaching or otherwise impairing any of its contractual obligations; and

                        (5) The Funds are each registered as investment companies under the Investment Company Act of 1940 and Fund shares sold by the Funds are, and will be, registered under the Securities Act of 1933.

                (b)     Service Organization. Service Organization hereby
                        --------------------
         represents and warrants to Distributors:

                      (1) It has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement and the person executing this Agreement on its behalf is duly authorized and empowered to execute and deliver this Agreement;

                      (2) This Agreement constitutes its legal, valid and binding obligation and is enforceable against it in accordance with its terms;

                      (3) No consent or authorization of, filing with, or other act by or in respect of any governmental authority, is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

                      (4) The execution, performance and delivery of this Agreement will not result in it violating any applicable law or breaching or otherwise impairing any of its contractual obligations;

                      (5)       It is registered as a transfer agent pursuant to
                      Section 17A of the Securities Exchange Act of 1934, as amended (the "1934 Act") or is not required to be registered as such;

                      (6) It will not be a "fiduciary" with respect to the provision of the Services for any Plan as such term is defined in Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code");

                      (7) The receipt of the fees described in Section 15 hereof by it and the provision of the Services to the Plans under this Agreement by the Service Organization will not constitute a non-exempt "prohibited transaction" as such term is defined in Section 406 of ERISA and
                      Section 4975 of the Code; and

                      (8) It is registered as a broker-dealer under the 1934 Act and any applicable state securities laws, including as a result of entering into and performing the Services set forth in this Agreement, or is not required to be registered as such.

        17.     Termination.
                -----------

                (a) Any party may terminate this Agreement by providing 90 days' written notice to the other parties.

                (b) Notwithstanding the foregoing, this Agreement may be terminated by any party (1) at any time by giving 30 days' written notice to the other parties in the event of a material breach of this Agreement by the other party or parties that is not cured during such 30-day period; and (2) at any time by giving written notice to the other parties (A) upon institution of formal proceedings relating to the legality of the terms and conditions of this Agreement by the National Association of Securities Dealers, Inc., the Securities and Exchange Commission or any other regulatory body provided that the terminating party has a reasonable belief that the institution of formal proceedings is not without foundation and will have a material adverse impact on the terminating party, (B) upon assignment of the Agreement in contravention of the terms hereof, (C) in the event shares of a Fund are not registered, issued or sold in conformance with Federal law or such law precludes the use of Fund shares as an underlying investment medium of the Plans; prompt notice shall be given by either party to the other in the event the conditions of this provision occur; and (D) as is required by law, order, or instruction by a court of competent jurisdiction or a regulatory body or self-regulatory organization with jurisdiction over the terminating party.

                (c)     The obligation to continue to pay the fees specified in
        Section 15 shall survive the termination of this Agreement, provided that Service Organization continues to provide Services to the Plans with respect to those assets invested in the Funds and provided that this Agreement has not been terminated because of an event described in Section 17(b).

        18.     Governing Law. This Agreement shall be governed by and
                -------------
interpreted in accordance with the laws of the State of New York applicable to agreements fully executed and to be performed therein, exclusive of conflicts of laws.

        19.     Amendment and Waiver. No modification of any provision of this
                --------------------
Agreement will be binding unless in writing and executed by the party to be bound thereby. No waiver of any provision of this Agreement will be binding unless in writing and executed by the party granting such waiver. Any valid waiver of a provision set forth herein shall not constitute a waiver of any other provision of this Agreement. In addition, any such waiver shall constitute a present waiver of such provision and shall not constitute a permanent future waiver of such provision.

        20.     Assignment. This Agreement shall be binding upon and shall inure
                ----------
to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned by either party without the written consent of the other party or as expressly contemplated by this Agreement.

        21.     Entire Agreement. This Agreement contains the full and complete
                ----------------
understanding between the parties with respect to the transactions covered and contemplated hereunder, and supersedes all prior agreements or understandings between the parties relating to the subject matter hereof, whether oral or written, express or implied.

        22.     Relationship of Parties; No Joint Venture, Etc. Except for the
                ----------------------------------------------
limited purpose provided in Section 7, it is understood and agreed that all Services performed hereunder by the Service Organization and its affiliates shall be as independent contractors and not as employees or agents of Distributors or the Funds, and none of the parties shall hold itself out as an agent of any other party with the authority to bind such party. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and among any of the parties hereto.

        23.     Operations of Funds. In no way shall the provisions of this
                -------------------
Agreement limit the authority of any Fund or Distributors to take such action as it may deem appropriate or advisable in connection with all matters relating to the operation of the Funds and the sale of their Shares. In no way shall the provisions of this Agreement limit the authority of a Service Organization to take such action as it may deem appropriate or advisable in connection with all matters relating to the provision of Services or the shares of funds other than Funds offered to the Plans.

        24.     Representations with Respect to the Funds. The Service
                -----------------------------------------
Organization and its agents shall not make representations concerning a Fund or its shares except those contained in the then current prospectus of such Fund or in current sales materials furnished or approved in advance by Distributors. In particular, the Service Organization, and its agents will not make representations concerning a Fund's historical or current performance in a format that has not been approved in advance by Distributors.

        25.     Notices. All notices hereunder shall be in writing (and shall be
                -------
deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail or by overnight delivery (postage prepaid, return receipt requested) to the respective parties as follows:

               If to the Funds:

                      The MainStay Funds
                      260 Cherry Hill Road
                      Parsippany, NJ 07054

                      Attention: Walter W. Ubl, President
                      Facsimile No.: (201) 331-2005

               If to New York Life Benefit Services, Inc.:

                      New York Life Benefit Services, Inc.
                      846 University Avenue
                      Norwood, Massachusetts 02062
                      Attention: Joel M. Disend, President
                      Facsimile No.: (617) 255-6932

               If to Distributors:

                      NYLIFE Distributors Inc.
                      51 Madison Avenue, Room 3000
                      New York, New York 10010
                      Attention: Jefferson C. Boyce, President
                      Facsimile No.: (212) 576-7543

        26.     Expenses. All expenses incident to the performance by each party
                --------
of its respective duties under this Agreement shall be paid by that party.

        27.     Counterparts. This Agreement may be executed in one or more
                ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

        28.     Survival. The provisions of Sections 8, 13 and 14 shall survive
                --------
termination of this Agreement.

        29.     Non-Exclusivity. Each of the parties acknowledges and agrees
                ---------------
that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                            THE MAINSTAY FUNDS

                                            By:    ___________________________
                                                   Name:  Walter W. Ubl
                                                   Title:  President

                                            NEW YORK LIFE BENEFIT SERVICES, INC.

                                            By:    ___________________________
                                                   Name:  Joel M. Disend
                                                   Title:  President

                                            NYLIFE DISTRIBUTORS INC.

                                            By:    ___________________________
                                                   Name:  Jefferson C. Boyce
                                                   Title:  President

                                   SCHEDULE A

                                  THE SERVICES

        Service Organization shall, to the extent required by each Plan or applicable law, perform the following services. Such services shall be the responsibility of Service Organization and shall not be the responsibility of the Funds or Distributors.

        1. Service Organization shall maintain separate records for each Plan, which records shall reflect Institutional Service Class shares ("Shares") purchased and redeemed, including the date and price for all transactions, Share balances, and the name and address of each Participant, including zip codes and tax identification numbers.

        2. Service Organization shall disburse or credit to the Plans, and maintain records of, all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

        3. Service Organization shall prepare, and transmit to the Plans and Participants, periodic account statements showing, among other things, the total number of Shares owned by the Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, the net asset value of the Funds as of a recent date, and the dividends and other distributions paid to the Plan during the statement period (whether paid in cash or reinvested in Shares), and individualized data for Participants.

        4. Service Organization shall transmit to the Plans prospectuses, proxy materials, shareholder reports, and other information provided by Distributors or a Fund and required to be sent to shareholders under the Federal securities laws.

        5. Acting through Distributors, Service Organization shall transmit to the Funds purchase orders and redemption requests placed by the Plans and arrange for the transmission of funds to and from the Funds.

        6. Service Organization shall transmit to Distributors such periodic reports as Distributors shall reasonably conclude is necessary to enable a Fund to comply with applicable Federal and state Blue Sky requirements.

        7. Service Organization shall transmit to each Plan confirmations of purchase orders and redemption requests placed by each Plan.

        8. Service Organization shall maintain all account balance information for the Plans and daily and monthly purchase summaries expressed in Shares and dollar amounts.

        9. Service Organization shall prepare file or transmit all Federal, state and local government reports and returns as required by law with respect to each account maintained on behalf of the Plans.

        10. Service Organization shall respond to Participants' inquiries regarding, among other things, Share prices, account balances, and other applicable Share information.

                                   SCHEDULE B

                                      FEES

        Each Fund shall pay a monthly fee to Service Organization equal to $12.00 per account maintained by Service Organization for a Plan Participant, payable in arrears. In addition, each Fund shall reimburse Service Organization for all reasonable out of pocket expenses incurred in connection with the provision of Services as contemplated by this Agreement.